Exhibit 99.1
CATHY ROSS, SENIOR VICE PRESIDENT AND CHIEF FINANCIAL OFFICER,
FEDEX EXPRESS, NAMED TO STEELCASE INC. BOARD
Grand Rapids, MI — March 29, 2006 – Steelcase Inc. (NYSE:SCS), a global office environments manufacturer, today announced the appointment of Cathy Ross to its board of directors. Ross currently serves as Senior Vice President and Chief Financial Officer of FedEx Express, the largest operating company of FedEx Corporation. The appointment took place on March 27, 2006.
Rob Pew, Steelcase Inc. Chair of the Board, said of the appointment, “Cathy’s experience in leading a best-in-class organization will be a considerable asset to Steelcase and will further enhance our board’s effectiveness in fulfilling its oversight and fiduciary responsibilities. She will blend in perfectly with this board of demanding and independent thinkers, who have an unwavering focus on achieving long-term shareholder value.”
As FedEx Express Senior Vice President and CFO, Cathy manages over 2,200 employees throughout the U.S., Asia, Europe, Middle East, Canada and Latin America to oversee the worldwide financial affairs of FedEx Express, including worldwide strategic and financial planning as well as financial analysis, financial reporting and forecasting and global controller oversight functions. She also leads development and delivery of management information and decision support systems for the Express information technology (IT) program.
A five-time recipient of the FedEx Five Star Award, the company’s most prestigious award for service and leadership, Cathy began her career with FedEx in 1984 as a senior financial analyst.
Cathy is a current board member of the Women’s Foundation of Greater Memphis and previously served on the board of directors for the Memphis Food Bank. She earned a bachelor of science in accounting from Christian Brothers University and a master of business administration in Finance from the University of Memphis.
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About Steelcase Inc.
Steelcase, the global leader in the office furniture industry, helps people have a better work experience by providing products, services and insights into the ways people work. The company designs and manufactures architecture, furniture and technology products. Founded in 1912 and headquartered in Grand Rapids, Michigan, Steelcase (NYSE:SCS) serves customers through a network of more than 800 independent dealers and approximately 13,000 employees worldwide. Fiscal 2006 revenue was $2.9 billion. Learn more at www.steelcase.com.
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